SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
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              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          COMMISSION FILE NO.: 0-33513



                         Date of Report: March 31, 2008




                             GS ENVIROSERVICES, INC.
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             (Exact name of registrant as specified in its charter)


Delaware                                                            20-8563731
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(State of other jurisdiction of                                    (IRS Employer
incorporation or organization                                Identification No.)


14B Jan Sebastian Drive, Sandwich, MA 02563                               02563
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 (Address of principal executive offices)                            (Zip Code)


                                 (508) 888-5478
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               (Registrant's telephone number including area code)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__   Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

__   Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))






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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT


On March 31, 2008 GS EnviroServices entered into an Asset and Stock Purchase Agreement dated as of March 29, 2008 by and among Triumvirate Environmental, Inc. ("Buyer") and GS EnviroServices, Inc., Enviro-Safe Corporation and Enviro-Safe Corporation (NE) (the "Agreement"). The Agreement provides that after satisfaction of certain specified conditions, GS EnviroServices will sell substantially all of its assets to Triumvirate Environmental. Specifically, the assets to be sold are most of the assets of Enviro-Safe Corporation and the capital stock of Enviro-Safe Corporation (NE). At the same time Triumvirate Environmental will assume responsibility for certain designated liabilities of Enviro-Safe Corporation, including its trade payables, its accrued expenses, and certain identified executory contracts.

The purchase price for the assets and capital stock will be the sum of $5,000,000, to be paid in cash on the closing date. In addition, approximately 60 days after the closing, Triumvirate Environmental will pay to GS
EnviroServices an amount equal to the net working capital of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) as of the closing date, less the amount of any claims or adjustments, as provided for in the Agreement. The purchase price will be applied first to satisfy GS EnviroServices' liabilities to YA Global Investments, TD Banknorth, and the holders of its outstanding debentures, and to satisfy all tax liabilities. The net amount of the purchase price will be paid to GS EnviroServices directly. Management estimates that the net amount paid to GS EnviroServices (including the net working capital adjustment) will be approximately $1,700,000, and that GS EnviroServices will have approximately $150,000 in liabilities remaining after the closing, depending on the results of operations prior to the closing date. The Agreement contains customary representations and warranties of the selling parties and Buyer, and provides for indemnification by GS EnviroServices and Enviro-Safe Corporation for any breach of their covenants and their representations and warranties in the Agreement, with a threshold of $50,000 and a cap of $1 Million, subject to exclusions for certain claims and matters as set forth in the Agreement.

The closing will occur after all conditions stated in the Agreement have been satisfied or waived. The conditions include:

 - Satisfactory review of Disclosure Schedules and completion of due diligence by Buyer;

 - That YA Global Investments grants an extension of the May 10 deadline set forth in its letter agreement with GS EnviroServices, which provides that if GS EnviroServices redeems 6,266,667 of its outstanding shares by payment of $1,000,000 on or before May 10, 2008 and repays in full the debenture held by YA Global Investments by such date, then GS Enviro Services' $1.5 million limited guaranty of certain third party indebtedness to YA Global Investments will be cancelled without further payment;

 - That the net working capital of Enviro-Safe Corporation and Enviro-Safe Corporation (NE) as of the closing date shall be no less than $500,000; and

 - That the holders of the requisite number of shares of GS EnviroServices shall have approved the transaction, which has already occurred, and that GS EnviroServices shall have distributed to all of its shareholders the information statement required by Regulation 14C of the Securities and Exchange Commission.

The Agreement provides that if the closing has not occurred by July 31, 2008, the Agreement may be terminated by either party.

In connection with the signing of the Agreement, James F. Green, President of GS EnviroServices, has agreed with GS EnviroServices that they will rescind the transaction in February 2008 in which GS EnviroServices sold 4,366,667 shares of its common stock to Mr. Green for $200,000.

As part of and as a condition to the transactions, James F. Green, President of GS EnviroServices, will enter into a four-year part- time employment and non-competition agreement with Buyer providing for annual compensation of $200,000.

This disclosure is qualified in its entirety by the provisions of the Agreement, which is being filed as an exhibit to this Report.


ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

2.1 Asset and Stock Purchase Agreement dated as of March 29, 2008 by and among Triumvirate Environmental, Inc. and GS EnviroServices, Inc., Enviro-Safe Corporation and Enviro-Safe Corporation (NE).



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  April 3, 2008              GS ENVIROSERVICES, INC.

                                   By: /s/ James F. Green
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                                           James F. Green
                                           Chief Executive Officer